EXHIBIT 10.w

CROWN HOLDINGS, INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

(As Amended and Restated Effective January 1, 2008)

This is the Crown Holdings, Inc. Deferred Compensation Plan for Directors (previously known as the Crown Cork & Seal Company, Inc. Deferred Compensation Plan for Directors), as amended and restated effective January 1, 2008.  This amendment and restatement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and is to be construed in accordance with Section 409A of the Code and the regulations thereunder.

ARTICLE I.

DEFINITIONS

The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

1.1.	“Account" means the separate bookkeeping account established under the Plan for each Participant, as described in Section 4.1.

1.2.
“Administrator” means the Compensation Committee of the Board, or the person or committee appointed by the Compensation Committee, which shall be responsible for those functions assigned to the Administrator under the Plan.

1.3.
“Beneficiary” means the person, persons or trust designated by a Participant as direct or contingent beneficiary in the manner prescribed by the Administrator. The Beneficiary of a Participant who has not effectively designated a Beneficiary shall be the Participant's estate.

1.4.	“Board” means the Board of Directors of the Company.

1.5.	“Change of Control” means:

1.5.1
A “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13D-3 under the Exchange Act)), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

1.5.2
During any 12 month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 1.5.1, Section 1.5.3 or Section 1.5.4 hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

1.5.3
A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

1.5.4	A complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets.

1.6.	“Code” means the Internal Revenue Code of 1986, as amended.

1.7.	“Company” means Crown Holdings, Inc.

1.8.	“Director” means a member of the Board.

1.9.	“Directors' Fees” means the cash fees paid to a Director for his service on the Board or any committee thereof.

1.10.	“Participant” means a Director who elects to participate in the Plan in accordance with the terms and conditions of the Plan.

1.11.	“Plan” means the Crown Holdings, Inc. Deferred Compensation Plan for Directors.

1.12.	“Plan Year” means the calendar year.

1.13.
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary or “dependent” (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due or casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE II.

PARTICIPATION

2.1.	Eligibility. Each non-employee Director who is entitled to Directors' Fees is eligible to elect to participate in the Plan.

2.2.
Participation.  A Director who meets the eligibility requirements of Section 2.1 may elect to participate in the Plan by delivering to the Administrator a properly executed election in the form provided by the Administrator.

ARTICLE III.

DEFERRAL OF DIRECTORS' FEES

3.1.
Deferral Election.  A Director who elects to become a Participant may elect to defer receipt of all, or any part, of his Directors' Fees for any Plan Year by delivering a properly executed election form to the Administrator on or before December 31 of the preceding Plan Year, which form shall specify the amount or percentage of Directors’ Fees to be deferred.  An individual who is initially elected as a Director during a Plan Year may elect within 30 days of such election to make a deferral election in accordance with this Section 3.1, provided that such election shall be effective only as to Directors’ Fees earned subsequent to such deferral election.  Except as otherwise provided, a deferral election is irrevocable once the Plan Year to which it applies has commenced.

3.2.
Payment Election.  Concurrently with the initial deferral election under Section 3.1, a Director who elects to be a Participant shall deliver a properly executed election form to the Administrator designating (i) the Beneficiary of his or her Account in the event of the Participant’s death; and (ii) the form in which the Participant’s Account shall be distributed.  The form of payment may be changed by a subsequent election (in accordance with procedures established by the Administrator) only if (i) the subsequent election will not take effect until at least 12 months after the date on which the subsequent election is made; (ii) the payment with respect to which the subsequent election is made is deferred for at least five years from the date such payment would otherwise have been paid (or commence); and (iii) the subsequent election is made at least 12 months before the date the payment was otherwise scheduled to be paid (or commence).

ARTICLE IV.

ACCOUNTING FOR DEFERRED DIRECTORS' FEES

4.1.
Establishment of an Account.  The Administrator shall establish an Account for each Participant. Directors' Fees that are deferred shall be credited to such Account as of the date such Directors' Fees would otherwise have been paid to the Participant.

4.2.
Earnings on the Account.  As of the first day of each month, a Participant's Account shall be credited with an amount equal to the product of: (i) one-twelfth of the prime interest rate as reported in the Wall Street Journal as of the first day of the preceding month and (ii) the Participant's Account balance as of the last day of the preceding month.

ARTICLE V.

DISTRIBUTION OF A PARTICIPANT'S ACCOUNT

5.1.	Distributions. Except as otherwise provided herein, a Participant's Account shall be distributed only in accordance with Section 5.2, Section 5.3 or Section 5.4.

5.2.
Separation from Service.  A Participant who ceases to serve as a Director (for any reason other than death) shall receive a distribution of his Account as soon as administratively feasible following such termination.

5.3.	Change of Control. Notwithstanding Section 5.2, a Participant shall receive a distribution of his Account as soon as administratively feasible following a Change of Control.

5.4.
Participant's Death.  If a Participant dies while serving on the Board, the Participant's Account shall be distributed to his Beneficiary as soon as administratively feasible following the Participant's death.

5.5.	Form of Distribution.

5.5.1
Distribution on Account of Separation from Service or Death.  In the event of a distribution pursuant to Section 5.2 or Section 5.4, a Participant's Account shall be distributed in the following form, as designated by the Participant in accordance with Section 3.2:

         5.5.1.1.  lump sum; or

5.5.1.2.	in monthly installments over a period, not to exceed 10 years. During the installment period, a Participant's Account shall continue to be credited with earnings in accordance with Section 4.2.

5.5.2	Distribution on Account of a Change of Control. Notwithstanding Section 5.5.1, in the event of a distribution pursuant to Section 5.3, a Participant's Account will be distributed in a cash lump sum.

ARTICLE VI.

UNFORESEEABLE EMERGENCY

6.1.
In General.  Notwithstanding any other provision of the Plan, in the event of an Unforeseeable Emergency, a Participant may request, in accordance with procedures established by the Administrator, a cancellation of deferrals under this Plan or a distribution in accordance with this Article VI.  The determination of whether a Participant has experienced an Unforeseeable Emergency will be in the Administrator’s sole and absolute discretion.

6.2.
Cancellation of Deferrals.  A Participant’s deferral election may be canceled by the Administrator in the event of an Unforeseeable Emergency.  Any later deferral election shall be made in accordance with Section 3.1.

6.3.
Permitted Distribution.  The Administrator may permit a distribution due to an Unforeseeable Emergency in an amount limited to the amount reasonably necessary to satisfy such emergency and to pay any necessary taxes and penalties related to such distribution.

ARTICLE VII.

AMENDMENT AND TERMINATION

7.1.
Amendment.  The Board reserves the right to amend the Plan at any time, in any manner whatsoever, after delivery of written notification to all Directors of its intention and the effective date thereof; provided, however, that no such amendment shall operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder.

7.2.
Termination of the Plan.  Continuance of the Plan is completely voluntary, and is not assumed as a contractual obligation of the Company.  The Company, having adopted the Plan, shall have the right, at any time, prospectively to discontinue the Plan by action of the Board; provided, however, that such termination shall not operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder.  In the event of a Plan termination, Participants’ Accounts shall be paid in accordance with the Plan as in effect immediately prior to such termination, provided that the Company may accelerate payments to the extent permitted under Section 409A of the Code.

ARTICLE VIII.

MISCELLANEOUS

8.1.
Participant's Rights Unsecured.  The right of any Participant or Beneficiary to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.  Any fund, account, trust, contract or arrangement the Company chooses to establish for the future payment of benefits under the Plan shall remain part of the Company's general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any such fund, account, trust, contract or arrangement.

8.2.
Administration.  The Plan shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan, and who shall interpret, construe and implement the provisions of the Plan.

8.3.	Non-alienation. The right of any Participant to the payment of any benefit hereunder shall not be assigned, transferred, pledged or encumbered.

8.4.
Incapacity.  If the Administrator shall determine that a Participant or Beneficiary to whom any payment is due under the Plan is unable to care for his affairs because of illness or incapacity, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse of the Participant or Beneficiary, to his child, parent, brother or sister, or to any other person deemed by the Administrator to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine.  Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.

8.5.
Succession.  The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators, and legal representatives.

8.6.	Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.